EXHIBIT (o)
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                         NEW PROVIDENCE INVESTMENT TRUST

                      PLAN PURSUANT TO RULE 18f-3 UNDER THE
                         INVESTMENT COMPANY ACT OF 1940


         This Plan (the "Plan") is adopted by the New Providence Investment Trust (the "Trust") pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), and sets forth the general characteristics of, and the general conditions under which the Trust may offer, multiple classes of shares of its now existing and hereafter created series. This Plan is intended to allow the Trust to offer multiple classes of shares to the full extent and in the manner permitted by Rule 18f-3 under the 1940 Act, subject to the requirements and conditions imposed by that rule. This Plan may be revised or amended from time to time as provided below.

CLASS DESIGNATIONS

         Each of the Trust's constituent series (the "Series"), as identified in Appendix A, as amended from time to time, may issue Institutional and/or Investor classes of shares with the characteristics identified below. Each of the two classes of shares will represent interests in the same portfolio of investments of the Series and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Series' prospectus or statement of additional information, as amended from time to time (the "Prospectus").

CLASS CHARACTERISTICS

         Investor Class shares are offered at net asset value plus a front-end sales charge, as set forth in the Investor Class Prospectus. Investor Class shares are subject to a fee imposed in accordance with Rule 12b-1 under the Act, which may include a service fee. Investor Class Prospectus.

         Institutional Class shares are offered at net asset value. Institutional Class shares are not subject to service fees or distribution fees. As set forth in the Institutional Class Prospectus, Institutional Class shares are offered only to certain categories of institutional customers and are subject to minimum initial and subsequent investments.

ALLOCATIONS TO EACH CLASS

Expense Allocations

         The following expenses shall be allocated, to the extent practicable, on a class-by-class basis: (i) Rule 12b-1 fees payable by the Trust to the distributor or principal underwriter of the Series' Investor Class (the "Investor Class Distributor"),1 and (ii) transfer agency costs attributable to Investor and Institutional Class shares. Subject to the approval of a majority of the Trust's Board of Trustees, including a majority of the Independent Trustees (as defined in the Investor Class Distribution Plan), the following expenses ("Class Expenses") may, to the extent such expenses are not required to be borne by the investment adviser (the "Adviser") of a particular Series pursuant to Investment Advisory Agreement for that Series, be allocated on a class-by-class basis: (a) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class; (b) SEC registration fees incurred with respect to a specific class; (c) state blue sky and foreign registration fees and expenses incurred with respect to a specific class; (d) the expenses of administrative personnel and services required to support shareholders of a specific class; (e) litigation and other legal expenses relating to a specific class; (f) Series' fees or expenses incurred as a result of issues relating to a specific class of shares; (g) accounting and consulting expenses relating to a specific class; (h) any fees imposed pursuant to a non-Rule 12b-1 shareholder services plan that relate to a specific class; and
(i) any additional expenses, not including advisory or custodial fees or other expenses relating to the management of the Series' assets, if such expenses are actually incurred in a different amount with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

         All expenses not hereafter designated as Class Expenses will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Series ("Series Expenses").

         However, notwithstanding the above, the Trust may allocate all expenses other than Class Expenses on the basis of the relative net assets (settled shares) of each class, as permitted by Rule 18f-3(c)(2) under the 1940 Act.

Waivers and Reimbursements

         The Investor or Institutional Class Distributor may choose to waive or reimburse Rule 12b-1 fees, transfer agency fees or any Class Expenses, as applicable, on a voluntary basis. Such waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.

Income, Gains and Losses

         Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Series.

         The Series may allocate income and realized and unrealized capital gains and losses to each share based on relative net assets (settled shares) of each class, as permitted by Rule 18f- 3(c)(2) under the 1940 Act.

Conversion and Exchange

         Neither Institutional nor Investor Class of Shares shall convert into the other. Subsequent classes of shares (each a "Converting Class") may automatically convert into another class of shares (the "Conversion Class"), subject to such terms as may be approved by the Trustees.

         In the event of any material increase in payments authorized under the Distribution Plan (or, if presented to shareholders, any material increase in payments authorized by a non-Rule 12b-1 shareholder services plan) applicable to any Conversion Class, existing Converting Class shares will not be permitted to convert into Conversion Class shares unless the Converting Class shareholders, voting separately as a class, approve the material increase in such payments. Pending approval of such increase, or if such increase is not approved, the Trustees shall take such action as is necessary to ensure that existing Converting Class shares are exchanged or converted into a new class of shares ("New Conversion Class") identical in all material respects to the Conversion Class shares as they existed prior to the implementation of the material increase in payments, no later than the time such shares were scheduled to convert to the Conversion Class shares. Converting Class shares sold after the implementation of the fee increase may convert into Conversion Class shares subject to the higher maximum payment, provided that the material features of the Conversion Class plan and the relationship of such plan to the Converting Class shares were disclosed in an effective registration statement.

Exchange Features

         Shares of each class generally will be permitted to be exchanged only for shares of a class with similar characteristics in another Series. All exchange features applicable to each class will be described in the Prospectus.

DIVIDENDS

         Dividends   paid  by  the  Trust  with  respect  to  its  Investor  and
Institutional Class shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Rule 12b-1 fee payments relating to Investor Class shares will be borne exclusively by that class, and any incremental transfer agency costs or, if applicable, Class Expenses relating to a class shall be borne exclusively by that class.

VOTING RIGHTS

         Each share of each Series entitles the shareholder of record to one vote. Each class of shares of the Series will vote separately as a class with respect to any Distribution Plan, as defined herein, applicable to that class and on other matters for which class voting is required under applicable law. Investor Class shareholders will vote separately as a class to approve any material increase in payments authorized under the Distribution Plan applicable to Investor Class shares.

RESPONSIBILITIES OF THE TRUSTEES

         On an ongoing basis, the Trustees will monitor the Trust and each Series for the existence of any material conflicts among the interests of the two classes of shares. The Trustees shall further monitor on an ongoing basis the use of waivers or reimbursement by the Adviser and the Investor Class Distributor of expenses to guard against cross-subsidization between classes. The Trustees, including a majority of the Independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the Adviser and Investor Class Distributor and the distributor of the Institutional Class shares (collectively, the
"Distributors"), at their own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

REPORTS TO THE TRUSTEES

         The Adviser and the Distributors will be responsible for reporting any potential or existing conflicts among the two classes of shares to the Trustees. In addition, the Trustees will receive quarterly and annual statements concerning distributions and shareholder servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1. In the statements, only expenditures properly attributable to the direct or indirect sale or servicing of a particular class of shares shall be used to justify any distribution or service fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the Independent Trustees in the exercise of their fiduciary duties.

AMENDMENTS

         The Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3 under the 1940 Act.

Adopted this ___ day of October, 1998.

Appendix A

         Series
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The Intrinsic Value Fund




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1.   Rule 12b-1  fees are  payable  only to the  extent the Trust has  adopted a
     Distribution Plan pursuant to Rule 12b-1 under the 1940 Act ("Distribution Plan") on behalf of the Series to which the class belongs. As of the date of this Rule 18f-3 Plan, only the Instrinsic Value Fund has adopted a Distribution Plan.